 Exhibit 99.1

Bank of South Carolina Corporation

P.O. Box 538
Charleston, SC 29402

CONTACT:	William L. Hiott, Jr.
TELEPHONE:	(843) 724-1500
DATE:	June 2, 2009

FOR USE: IMMEDIATE

NEWS RELEASE

FOR IMMEDIATE RELEASE

Bank of South Carolina Ranked Top Community Bank in South Carolina

Charleston, SC – In the June 2009 publication of US Banker an analysis of data compiled by SNL Financial LC, ranks Bank of South Carolina Corporation 41st among the top 200 community banks in the United States.  The ranking is determined by the three year average return on equity.  The Bank of South Carolina Corporation’s three year average return on equity is 14.57%. The strong return on equity ratios of most of these community banks is reflected in their conservative involvement in real estate construction and development loans.

Other listed South Carolina banks were Palmetto Bancshares in Laurens at 46, GrandSouth Bancorporation in Greenville at 103 and CNB Corporation in Conway at 126.  Other Eastern states well represented in this year’s top 200 are Pennsylvania, Virginia, New York and West Virginia.  The number one ranked bank was HBancorporation, Inc. in Lawrenceville, Ill.

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community.  It is also available on its website at www.banksc.com.  Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol “BKSC”.  Select market makers for the stock for Bank of South Carolina Corporation are: Knight Equity Markets, LP, USB Securities, LLC, Citadel Derivatives Group, LLC and Automated Trading Desk.